UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: April 13, 2006 (Date of earliest event reported:  April 13, 2006)

RBC BEARINGS INCORPORATED

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-124824	95-4372080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tribology Center Oxford, CT 06478 Telephone: (203) 267-7001
(Address of Principal Executive Offices, including Zip Code)

(203) 267-7001
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

On April 11, 2006, RBC Bearings Incorporated (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets and Robert W. Baird & Co. (collectively, the “Underwriters”) in connection with the Company’s follow-on stock offering.

The Purchase Agreement provides for, among other things, the sale by the Company of an aggregate of 1,821,471 shares of the Company’s common stock and up to an additional 1,172,550 shares from the Company, pursuant to the Underwriters’ 30-day over-allotment option. The Underwriters elected to exercise the over-allotment option in full on April 13, 2006.

Subject to the satisfaction of the conditions precedent set forth in the Purchase Agreement, we expect that on April 18, 2006, the Company and the selling stockholders will sell an aggregate of 8,989,550 shares of the Company’s common stock. The offering is expected to yield aggregate proceeds to the Company of $57.2 million after payment of the underwriting discount and expenses related to the offering.

A copy of the Purchase Agreement as executed is filed herewith as Exhibit 1.1 hereto and is hereby incorporated by reference herein. The description of the Purchase Agreement contained herein is qualified in its entirety by the full text of such exhibit.

Item 8.01 Other Events.

On April 13, 2006, RBC Bearings Incorporated (the “Company”) issued a press release which disclosed the exercise by its underwriters of an over-allotment option to purchase 1,172,550 shares of the Company’s common stock associated with its follow-on stock offering that priced on April 11, 2006. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

1.1.	Purchase Agreement dated April 11, 2006.
99.1.	Press Release dated April 13, 2006.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 13, 2006

RBC BEARINGS INCORPORATED

	By:	/s/ Daniel A. Bergeron
		Name:	Daniel A. Bergeron
		Title:	Chief Financial Officer